Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-112696) and Form S-8 (No. 333-102833, No. 333-46162, No. 333-100122, No. 333-119025, No. 333-70124 and No. 333-140524) of Moldflow Corporation of our report dated September 13, 2005 relating to the financial statements and financial statement schedule, before the effects of the adjustments to retrospectively reflect the discontinued operations described in Note 3 to the consolidated financial statements, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
September 13, 2007